EXHIBIT 99.2

Indoor Harvest Corp and Alamo CBD Enter Into Discussions to Combine and Ultimately Create Medical Cannabinoids Pharmaceutical Group

Houston, Texas, January 3, 2017 — Indoor Harvest Corp (OTCQB:INQD), through its brand name Indoor Harvest®, is a full service, state of the art design-build engineering firm for the indoor and vertical farming industry. The Company provides production platforms, mechanical systems and complete custom designed build outs for both greenhouse and building integrated agriculture grows.

The Company is pleased to announce it has entered into discussions to acquire 100% of the member interests in Alamo CBD, LLC. (“Alamo”), a Texas Limited Liability Company. Upon closing of the acquisition, it is intended that Indoor Harvest shareholders would retain 40% and Alamo shareholders would retain 60%, of the total issued and outstanding common stock of Indoor Harvest. It is contemplated that at or subsequent to the acquisition of Alamo by Indoor Harvest, Indoor Harvest will spin-off its vertical farming operations including its produce and engineering, procurement and construction related operations to Indoor Harvest shareholders at the closing of the acquisition. The Company’s remaining cannabis related assets, agreements, intellectual property and operations will remain with Indoor Harvest/Alamo.

Alamo has signed an agreement with Vyripharm Enterprises, LLC. ("Vyripharm"), a Delaware limited liability company, to form a Joint Venture for pharmaceutical cannabinoids research (“Joint Venture”). Under the proposed joint venture with Vyripharm, Alamo will provide pure medical cannabis oil/product to Vyripharm in order to provide specific chemical profiles needed for Vyripharm’s research and patient treatments. It is planned that Alamo will, as a result of the acquisition by Indoor Harvest described above, have the right to Indoor Harvest’s patent pending biomanufacturing platform which it will then use in connection with the planned Joint Venture. The Joint Venture’s business plan is to develop specific process IP to achieve specific chemical profiles to treat various medical conditions such as epilepsy or PTSD, custom tailored to each patient.

It is anticipated that a condition precedent to the closing of the acquisition will be that Indoor Harvest must raise sufficient capital to repay all existing Company debt and pay for the expenses necessary to complete the spin-off of its vertical farming operations and to complete the proposed acquisition, currently anticipated to be approximately $1,000,000 in the aggregate. John Choo, Chief Executive Officer of Indoor Harvest noted, “The acquisition and spin-off transaction currently contemplated would, if all aspects of the transaction are effected as currently planned, complete Indoor Harvest’s previously announced plan to separate our cannabis and produce related operations.”

Chad Sykes, founder and Chief Innovation Officer of Indoor Harvest, added, “It will be the aspiration of our Company after acquisition of Alamo and thus becoming a joint venture partner with Vyripharm Biopharmaceuticals, to become a leader in the medical cannabinoids pharmaceutical space. Our aeroponic biomanufacturing platform allows for very precise control of plant expression, which allows a producer to create repeatable, consistent chemical profiles. We believe that unlike the small number of pharmaceutical groups operating in cannabis today, which use less precise cultivation methods and isolate certain chemical compounds, we can harness the benefits of the full entourage effect through the actual cultivation process. The planned Joint Venture that we’ll become part of our acquisition of Alamo has the potential to leverage our individual entities’ IP, agreements and relationships and would position us to become a major part of a serious player in the pharmaceutical space and medical cannabis research.”

Alamo’s current business plan is to use ten (10) acres of land, to include water rights, in La Vernia, Wilson County, Texas, to construct a 17,500 square foot cannabidiol pharmaceutical production facility. Alamo plans to seek a license to operate their facility under the Texas Compassionate Use Act. The Texas Compassionate Use Act (Senate Bill 339) was signed by Gov. Greg Abbott and became effective June 1, 2015. The bill requires the Department of Public Saftey (“DPS”) to create a secure registry of physicians who treat epilepsy for the purpose of prescribing low-THC cannabis to patients who have been diagnosed with intractable epilepsy. In addition, the bill requires DPS to license at least three dispensing organizations by Sept. 1, 2017. In addition to plans to file an application to operate under the Texas Compassionate Use Act, Alamo also plans to file an application with the DEA and register to become an authorized producer of medical cannabis and medical cannabis extracts for pharmaceutical research and clinical trials within the United States.

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Vyripharm has advised us as follows: It is a biopharmaceutical company with a goal of improving clinical management through diagnosis and treatment with botanicals, synthetic pharmaceuticals and drug delivery systems. Vyripharm is reformulating its patented In-Situ Hydrogel, N4 Technology and Oligosaccharide (Dual Agent) Technology to develop applications in combination with medical cannabinoids for nuclear imaging and treatment for neurologic disorders including, but not limited to, post-traumatic stress disorder, epilepsy, acute/chronic disorders, cancers, metabolic disorders, and microbiome. Vyripharm is working diligently to prepare and file a range of new patent applications covering what it has described to us as being breakthrough work on medical cannabinoids (synthetic/natural).

Dr. Elias Jackson, Vyripharm’s Director of Scientific Public Relations said, “Early studies have shown a positive impact on certain resistant forms of cancer. We are carefully analyzing these results before we formally release this data. Based on the strength of these early studies, we believe that medical cannabis will play a vital role in the treatment regimen addressing a range of cancers, and that Texas and the Texas Medical Center could become a focal point for this important research.” Vyripharm has entered into sponsored research agreements for its core platforms with the University of Texas Medical Branch Galveston, The University of Texas Health Science Center at Houston – Institute of Molecular Medicine Sponsored Research and The University of Texas M.D. Anderson Cancer Center. There is also an agreement with the National Institute of Drug Abuse and has pending agreements with Baylor College of Medicine and the VA Hospital in Houston, TX.

Cynthia Cortez, Alamo’s Marketing Director said “Alamo together with Indoor Harvest after the planned acquisition transaction and through the Joint Venture will have complete control over the entire grow process to ensure consistent high quality medical cannabis. Utilizing Indoor Harvest’s state-of-the-art cultivation process will maintain a clean product for patients. In addition, Alamo looks forward to working with Vyripharm to provide what is intended to be high-quality medical cannabis for their research and development studies. We believe that Vyripharm, Indoor Harvest and Alamo share the same goal of becoming recognized as the global leaders in comprehensive cannabis product testing, certified pure cannabis oil, and evaluating the efficacy of certified pure cannabis in humans.”

Alamo and Indoor Harvest are currently completing customary due diligence and it is expected a definitive acquisition agreement will be agreed upon on or before February 15, 2017. We understand that Alamo and Vyripharm are also completing customary due diligence regarding the proposed Joint Venture which the parties expect to complete a definitive agreement prior to the closing of our acquisition of Alamo.

Consistent with the SEC’s April 2013 guidance on using social media outlets like Facebook and Twitter to make corporate disclosures and announce key information in compliance with Regulation FD, Indoor Harvest is alerting investors and other members of the general public that Indoor Harvest will provide weekly updates on operations and progress through its social media on Facebook, Twitter and Youtube. Investors, potential investors and individuals interested in our company are encouraged to keep informed by following us on Twitter, YouTube or Facebook.

Facebook: http://www.facebook.com/indoorharvest

Twitter: http://www.twitter.com/indoorharvest

Youtube: http://www.youtube.com/indoorharvest

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ABOUT ALAMO CBD

Alamo CBD, LLC is dedicated to producing high quality CBD products in service to the patients of South Texas. The company is based in the San Antonio metropolitan area and was founded by a qualified team consisting of a pharmacist, a neuropsychologist, a microbiologist, a horticulturalist, and a dietitian. For more information, please visit http://www.alamocbd.com.

ABOUT VYRIPHARM BIOPHARMACEUTICALS

Vyripharm is a biopharmaceutical firm focused on natural products, regulatory testing, pharmaceutical drug development, data storage, monitoring technology, development of imaging agents, and drug delivery systems. The aim of Vyripharm is to improve clinical management through diagnosis and treatment with, botanicals, synthetic pharmaceuticals, and drug delivery systems.

ABOUT INDOOR HARVEST CORP

Indoor Harvest Corp, through its brand name Indoor Harvest®, is a full service, state of the art design-build engineering firm for the indoor farming industry. Providing production platforms and complete custom designed build outs for both greenhouse and building integrated agriculture (BIA) grows, tailored to the specific needs of virtually any cultivar. Our patent pending aeroponic fixtures are based upon a modular concept in which primary components are interchangeable. Visit our website at http://www.indoorharvest.com for more information about our Company.

FORWARD LOOKING STATEMENTS

This release contains certain “forward-looking statements” relating to the business of Indoor Harvest and its subsidiary companies, which can be identified by the use of forward-looking terminology such as “estimates,” “believes,” “anticipates,” “intends,” expects” and similar expressions. Such forward-looking statements involve known and unknown risks and uncertainties that may cause actual results to be materially different from those described herein as anticipated, believed, estimated or expected. Certain of these risks and uncertainties are or will be described in greater detail in our filings with the Securities and Exchange Commission. These forward-looking statements are based on Indoor Harvest’s current expectations and beliefs concerning future developments and their potential effects on Indoor Harvest. There can be no assurance that future developments affecting Indoor Harvest will be those anticipated by Indoor Harvest. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond the control of the Company) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by such forward-looking statements. Indoor Harvest undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

Contacts:

Indoor Harvest Corp

CINO, Mr. Chad Sykes

713-410-7903

ccsykes@indoorharvest.com

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